Item 77E            Legal Proceedings


On  November 14, 2001, an alleged class action lawsuit  was
filed  on  behalf  of certain investors in  Morgan  Stanley
Prime  Income Trust alleging that, during the  period  from
November  1,  1998 through April 26, 2001, the  Trust,  its
investment advisor and a related entity, its administrator,
certain  of  its  officers, and  certain  of  its  Trustees
violated certain provisions of the Securities Act  of  1933
and common law by allegedly misstating the Trust's net asset value in its prospectus, registration statement and financial reports. On November 8, 2002, the court denied defendants' motion to dismiss the complaint. Each of the defendants believes the lawsuit to be without merit and intends to vigorously contest the action. No provision has been made in the Trust's financial statements for the effect, if any, of such matters.

The   Investment   Manager,  certain  affiliates   of   the
Investment Manager, certain officers of such affiliates and
certain  investment  companies advised  by  the  Investment
Manager  or its affiliates, including the Trust, are  named
as   defendants  in  a  number  of  similar  class   action
complaints   which   were  recently   consolidated.    This
consolidated  action  also  names  as  defendants   certain
individual  Trustees and Directors of  the  Morgan  Stanley
funds.    The  consolidated  amended  complaint   generally
alleges  that  defendants, including  the  Trust,  violated
their statutory disclosure obligations and fiduciary duties
by  failing  properly to disclose (i) that  the  Investment
manager  and  certain affiliates of the Investment  manager
allegedly offered economic incentives to brokers and others
to recommend the funds advised by the Investment Manager or
its  affiliates to investors rather than funds  managed  by
other  companies, and (ii) that the funds  advised  by  the
Investment Manager or its affiliates, including the  Trust,
allegedly  paid excessive commissions to brokers in  return
for  their  efforts to recommend these funds to  investors.
The   complaint  seeks,  among  other  things,  unspecified
compensatory  damages,  rescissionary  damages,  fees   and
costs. The defendants intend to move to dismiss the action and otherwise vigorously to defend it. While the Trust believes that it has meritorious defenses, the ultimate outcome of this matter is not presently determinable at this early stage of the litigation, and no provision has been made in the Trust's financial statements for the effect, if any, of this matter.